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                           MENTOR GRAPHICS ISSUES STATEMENT

WILSONVILLE, OREGON, DECEMBER 9, 1998 -- Mentor Graphics Corporation (Nasdaq:
MENT) today said that it is considering its options regarding the announcement today by Quickturn Design Systems, Inc. (Nasdaq: QKTN) and Cadence Design Systems, Inc. (NYSE: CDN). Mentor said it would not have any further comment until its review of the options has been completed.

Contacts: Anne M. Wagner                     Roy Winnick/Todd Fogarty
          Vice President, Marketing          Kekst and Company
          503/685-1462                       212/521-4800


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